Exhibit 10.20

LEASE

3 HURON DRIVE, NATICK, MA

ARTICLE 1

PARTIES

Agreement of lease (“Lease”) made this 10 day of January, 2020 between 3 HURON INVESTMENTS LLC, a Massachusetts limited liability company having a principal place of business at 321 Commonwealth Road, Suite 202, Wayland, Massachusetts 01778 (hereinafter called the “Lessor”) and Allurion Technologies, Inc., a Delaware corporation having a place of business at 11 Huron Drive, Natick, MA, (hereinafter called the “Lessee”).

ARTICLE 2

LEASED PREMISES

Lessor hereby leases to Lessee and Lessee hereby leases from Lessor, a portion of the building located at 3 HURON DRIVE, Natick, Middlesex County, Massachusetts, known as Unit two containing approximately 12,678 rentable square feet, as more particularly shown on Exhibit A, annexed hereto, excepting there from space for pipes, ducts, air shafts, wires, meters, conduits, and appurtenant fixtures and equipment serving other parts of the building of which the Leased Premises are a part. Said leased area being herein referred to as the “Leased Premises” and all to be contained in the building known as 3 HURON DRIVE, NATICK, Massachusetts (hereinafter sometimes referred to as the “Building”) on that certain plot, piece or parcel of land more fully described on Exhibit B to this Lease, attached to and made a part of this Lease. (The Building and the above described land may be referred to collectively as the “Property”.) To have and to hold the Leased Premises, subject to the agreements, terms and conditions herein contained, for the Term of this Lease as defined in Article 4. Lessee shall have access to the Building and the Leased Premises 24 hours per day, seven days per week, 52 weeks per year. Lessor shall deliver the Leased Premises, Building and all Building systems, including HVAC, fixed laboratory improvements and trade fixtures, in good repair and working order. The Leased Premises shall be delivered professionally cleaned. Further, Lessor shall promptly repair, at its expense and without pass through as an Operating Expense, the structural soundness of the roof, the structural soundness of the foundation, and the structural soundness of the exterior walls, doors and windows of the Building (including the foundations, footings, exterior walls, and structural steel columns and girders). Lessee will have access to the Leased Premises no less than five (5) business days prior to the Commencement Date for the purpose of installing furniture, fixtures, and equipment and inspecting the Property.

ARTICLE 3

COMMON AREAS

Lessee shall also have the use, in common with other tenants of the Building, twenty-five (25) parking spaces in the parking lot adjacent to the Building (of which three (3) of the spaces will be reserved near Lessee’s front entrance). Except as provided in Articles 2 and 3 of this Lease, Lessee acknowledges and agrees that it has no right or interest in or to any other portion of the Property.

Lessor shall maintain the existing common Building systems in good condition throughout the Term of the Lease. In addition to the services provided by Lessor, Lessee shall have (a) the right to exclusively use the loading dock, and (b) such other services as Lessor reasonably determines are necessary or appropriate for the Property, including any services Lessor provides generally to tenants or other occupants of the Building. Lessee shall be responsible for providing its own dumpster, which dumpster shall be located adjacent to the loading area.

ARTICLE 4

TERM

The term of this Lease (hereinafter the “Term”) shall commence on April 1, 2020 (hereinafter sometimes referred to as the “Commencement Date”) and shall end March 31, 2024, unless sooner terminated as provided herein or extended under Article 34 below.

ARTICLE 5

COVENANT OF QUIET ENJOYMENT,

TITLE AND POSSESSION

Subject to the terms and conditions of this lease, Lessor covenants with Lessee, upon payment of the Base Rent and Additional Rent as herein set forth and performing all other covenants and obligations on its part to be performed, shall not be disturbed in the quiet enjoyment of the Leased Premises by the Lessor or by anyone claiming by, through or under Lessor and that at the commencement of the Term of this Lease Lessor will deliver free and undisturbed possession of the Leased Premises to Lessee.

Lessor covenants with Lessee that Lessor has sufficient title to the Leased Premises and full right and authority to lease said Leased Premises under the terms of this Agreement.

ARTICLE 6

BASE RENT

During the Term of the Lease, except as otherwise permitted in Exhibit D here to Lessee shall pay to Lessor without any set off or deduction, at Lessor’s office, or at such other place as Lessor may designate by written notice to Lessee, base rent payable in equal monthly installments commencing on April 1, 2020 and thereafter on the first day of each succeeding calendar month as follows (hereinafter “Base Rent”):

LEASE YEAR	ANNUAL	MONTHLY
4/1/20 through 3/31/21	$183,831.00	$15,319.25
4/1/21 through 3/31/22	$190,170.00	$15,847.50
4/1/22 through 3/31/23	$196,509.00	$16,375.75
4/1/23 through 3/31/24	$202,848.00	$16,904.00

The term “Lease Year” as used herein shall mean a period of twelve (12) consecutive months beginning on the commencement of the Term as provided in Article 4, as to the first Lease Year, and anniversary thereof as to subsequent Lease Years. In the event the Commencement Date and/or Expiration Date of the Lease do not coincide with the first and last day of a calendar month respectively, Lessee’s obligation to pay Base Rent for the first and final months of the Lease shall be adjusted proportionately.

ARTICLE 7

ADDITIONAL RENT

This Lease is a triple net Lease, meaning and intending that in addition to payment of Base Rent, Lessee shall pay directly or reimburse Lessor for Lessee’s proportionate share of all taxes (but not any taxes on Lessor’s net income), insurance costs, operating costs, charges and expenses actually incurred by Lessor in connection with the Leased Premises and the Property, all as more particularly set forth hereinbelow (hereinafter “Additional Rent”). Lessee’s proportionate share shall be 49.80% (12,678 sq. ft. + 25,475 sq. ft.). Base Rent and Additional Rent may sometimes hereinafter be collectively referred to as “Rent”. Any amounts paid directly by Lessee to providers of utility services to the Leased Premises shall not be included in the calculation of Additional Rent.

Lessor’s common area expenses shall include Lessee’s proportionate share of all expenses, costs and disbursements of every reasonable kind and nature relating to the ownership, replacement, maintenance, repair or operation of the Property including, without limitation, real estate taxes, insurance costs and premiums, common area electricity, management fees, office expenses, snow removal, landscaping, water and sewer charges, the maintenance of the HVAC, building sprinkler tests, operating costs, charges and expenses, and all maintenance and repairs (collectively “Operating Expenses”). Operating Expenses shall include, but not be limited to, the following:

(i)

Wages and salaries of all employees reasonably engaged in the operation and maintenance of the Property, including taxes, insurance and benefits relating thereto; and the rental cost and overhead of any office and storage space used to provide such services;

(ii)	All supplies and materials reasonably used in operation, repair and maintenance of the Property;

(iii)	Cost of all utilities, including surcharges, for the Property, including the cost of water, sewer, gas, power, heating, lighting, air conditioning and ventilating for the Property;

(iv)

Cost of all reasonable maintenance and service agreements for the Property and the equipment thereon, including energy management services, window cleaning, floor waxing, elevator maintenance, janitorial service, engineers, gardeners, and trash removal services;

(v)

Cost of all insurance which Lessor or Lessor’s lender deems necessary or appropriate, in the exercise of its reasonable judgment, for the Property such as the cost of “All-Risk” property insurance including, at Lessor’s option, earthquake and flood coverage, insurance against loss of rents on an “All-Risk” basis, and a lender’s loss payable endorsement in favor of any lenders with respect to the Property, and naming Lessor and such lenders as insureds; and casualty and liability insurance applicable to the Property and Lessor’s personal property used in connection therewith, naming Lessor, Lessor’s lender and Lessor’s agents as named or additional insureds or as loss-payees, as applicable;

(vi)	Reasonable cost of repairs and general maintenance (excluding repairs and general maintenance to the extent then paid by proceeds of insurance or other third parties);

(vii)	A reasonable management fee not to exceed four percent (4%) of annual gross rents of the Building;

(viii)	The reasonable costs of any additional services not provided to the Property at the Commencement Date but thereafter provided by Lessor in its management of the Building or Property;

(ix)

The reasonable cost of only those capital improvements (including interest) made to the Property after the Effective Date that are (a) intended to reduce other Operating Expenses (as to which the amortized cost to be included in Operating Expenses in any year shall be limited to the actual reduction in Operating Expenses during such year as a result thereof or (b) are required to be made in order to conform to any changes subsequent to the Commencement Date under any applicable law, including orders of any governmental agencies having jurisdiction over the Building or which enhance in any material respect the general appearance or use of the Property or any portion thereof, with the cost of such capital improvements described in clauses (a) and (b) above being amortized with interest at an annual rate of eight percent (8%) simple over the period Lessor reasonably determines to be the useful life of the capital improvement, consistent with applicable governmental requirements and U.S. generally accepted accounting principles (GAAP) consistently applied;

(x)	real property taxes; and

(xi)

The reasonable cost of additional or extraordinary services provided to Lessee and not paid or payable by Lessee in their entirety pursuant to other provisions of this Lease shall be payable by Lessee on a monthly basis.

Lessor shall reasonably determine Estimated Operating Expenses as defined here in below for each calendar year during the Term of the Lease, as same may be extended. As used herein, “Estimated Operating Expenses” means, with respect to each such calendar year, Lessor’s reasonable determination of the anticipated Operated Expenses, which determination shall be based on the immediately prior year’s actual Operating Expenses and reasonable projections of changes to same adjusted to reflect full occupancy for twelve (12) months. Commencing on the date that the first installment of Base Rent is due pursuant to Article 6, and on each day that subsequent installments of Base Rent are due thereafter, one-twelfth (1/12) of Lessee’s proportionate share of Estimated Operating Expenses shall be paid by Lessee to Lessor. Within a reasonable period of time after the end of each calendar year, in no event later than May 1, Lessor shall furnish Lessee a written statement (“Annual Statement”), certified by an officer of Lessor as being true and correct in all material respects, showing in reasonable detail Lessee’s share of the actual Operating Expenses in excess of the Estimated Operating Expenses incurred for the period in question. If the total amount of Estimated Operating Expenses actually received by the Lessor from the Lessee for any calendar year shall be less than the Operating Expenses for such calendar year, then the amount of such difference shall be payable by the Lessee within twenty (20) days of receipt of the annual statement summarizing Operating Expenses. If the total amount of the Estimated Operating Expenses actually received by Lessor from Lessee for any calendar year shall be greater than the Operating Expenses for such calendar year, then the Lessor shall, at its option, within twenty (20) days of delivery of the annual statement summarizing Operating Expenses either pay to the Lessee the amount of such excess or credit an equal amount against the Lessee’s Rent obligations hereunder. In the event the Commencement Date and/or Expiration Date of the Lease do not coincide with the first and last day of a calendar year respectively, Lessee’s share of Operating Expenses in excess of the Estimated Operating Expense for such partial calendar year shall be calculated over the entire twelve-month calendar year, but shall be prorated on the basis by which the number of days from the commencement of such calendar year to and including the expiration or sooner termination of this Lease bears to 365.

Initially Lessee shall pay Lessor Additional Rent of $3,803.40 per month ($3.60/SF) as Estimated Operating Expenses (which includes estimated real estate taxes).

Lessee and/or an independent certified public accounting firm retained by Lessee may, at Lessee’s expense, at reasonable times, upon reasonable notice, audit Lessor’s books and records for the Property relating to Lessor’s determination of Operating Expenses. Lessee shall (and shall cause its employees, agents and consultants to) keep the results of any such audit or audited statements confidential, subject to any legally required disclosure. If it is determined pursuant to an audit that Lessor overstated the aggregate of Operating Expenses for any year, Lessor shall promptly refund any excess payment to Lessee. If Lessor overstated such aggregate by more than 5%, Lessor shall reimburse Lessee for the reasonable out-of-pocket costs of the audit (not to exceed $1,500). Lessee may not audit any calendar year more than once.

ARTICLE 8

SECURITY DEPOSIT

Lessor acknowledges that Lessee has established, or will prior to the Commencement Date establish, an unconditional, irrevocable letter of credit (“Letter of Credit”) for the benefit of Lessor in the sum of ninety-three thousand one hundred and eighty three dollars and thirty cents ($93,183.30) (hereinafter the “Security Deposit”) to secure performance of Lessee’s obligations hereunder. As set forth herein, Lessor agrees (a) to transfer said Security Deposit to any purchaser of the Building of which the Leased Premises are a part, notify Lessee of that pay over, and to provide Lessee with written acknowledgment by such purchaser subject to the terms of this Lease, provided (i) no Default of Lessee then exists and (ii) said Security Deposit has not been used to correct any default of Lessee, in which event only the balance remaining after Lessor has made itself whole shall be transferred to such purchaser; and (b) to pay to Lessee at the expiration or termination of this Lease said Security Deposit provided (i) no Default of Lessee then exists, (ii) said Security Deposit has not been transferred to a purchaser of the Building of which the Leased Premises are a part, and (iii) said Security Deposit has not been used to correct any Default of Lessee in which event only the balance remaining, if any, after Lessor has made itself whole shall be reimbursable to Lessee. In the event that Lessor transfers its interest in the Leased Premises, Lessee shall upon notice from and at no cost to Lessor, deliver to Lessor an amendment to the Letter of Credit or a replacement Letter of Credit naming Lessor’s successor as the beneficiary thereof. Lessee agrees (x) said Security Deposit may be used by Lessor, in addition to any other remedy available under the terms of this Lease or by law available to Lessor, to remedy any Default of Lessee, provided, however, Lessor shall be under no obligation to correct any such Default, and may at Lessor’s sole and exclusive election avail itself of any other remedy available under this Lease or otherwise available at law or in equity, (y) in the event said Security Deposit is transferred to any purchaser of the Building of which the Leased Premises are a part, the Lessor who has transferred said Security Deposit shall be released and discharged from all liability of said deposit, and (z) in the event said Security Deposit or any part thereof is used by Lessor to remedy any Default of Lessee, Lessor shall be released and discharged from all liability for said Security Deposit or such portion thereof as Lessor may have used to correct Lessee’s Default. Lessor shall have no obligation to place this Security Deposit in an interest bearing account.

Provided (a) Lessee is not in Default and (b) Lessee has received final FDA approval of Lessee’s Elipse® Gastric Balloon product (as evidenced by such written documentation as Lessor may reasonably request to substantiate same) (the “Reduction Date”), then the Security Deposit shall be reduced to sixty-two thousand one hundred twenty-two dollars and twenty cents ($62,122.20), and Lessee shall have the right to terminate the existing Letter of Credit and establish a replacement Letter of Credit in such lower amount.

The Lessor acknowledges that the Letter of Credit is in form and substance reasonably satisfactory to Lessor and issued by a commercial bank reasonably acceptable to Lessor. Lessor shall have the right to draw upon the Letter of Credit, in whole or in part, only in the event of a Default. Lessor shall hold any and all balance of proceeds remaining after a draw on the Letter of Credit as security for Lessee’s performance of all its Lease obligations. If Lessor conveys its interest under this Lease, the Security Deposit, or any part not applied previously, may be turned over to the grantee in which case Lessee shall look solely to the grantee for the proper application and return of the Security Deposit. The Security Deposit and/or Letter of Credit or the remaining proceeds therefrom, as applicable, shall be returned to Lessee within sixty (60) days after the end of the Term.

ARTICLE 9

ELECTRICITY, HEAT, WATER, SEWER, CLEANING AND TRASH REMOVAL

Until such time as the Leased Premises may be separately metered, Lessee shall pay all charges by the Town of Natick for reasonable water and sewer usage in its use of the Leased Premises as permitted in Article 10 as Additional Rent in accordance with provisions of Article 7. In the event water and sewer is separately metered to the Leased Premises, then Lessee shall pay all such charges directly to the Town of Natick prior to when due and such amounts shall not be included in the calculation of Additional Rent.

Lessee shall promptly pay all charges for electricity, gas and other utilities used and consumed in the Leased Premises, as such electricity, gas and other utilities are separately metered from electricity, gas and other utilities furnished to other parts of the Building. Lessee shall have the sole responsibility and expense of cleaning the Leased Premises. Lessee shall place all its trash in sealed plastic garbage bags and deposit same in the dumpster supplied by the Lessee. Lessee shall arrange for said dumpster to be emptied at Lessee’s sole cost and expense on a regular basis as needed.

Subject to the other provisions of this Article 9 above, Lessor shall be responsible for providing Lessee access to water, gas, electricity, heat, ventilation, air conditioning, light, power, telephone, sewer, sprinkler services, refuse and trash collection, and other mutually agreed utilities and services that may be used on the Leased Premises and the rest of the Building. Without limiting the foregoing, Lessor shall maintain, repair and provide a heating, ventilating and air-conditioning (“HVAC”) distribution system meeting fresh air, outside humidity and internal heat load requirements reasonably satisfactory to Lessee 24 hours a day, 7 days a week. Lessor shall exercise reasonable diligence to eliminate the cause of any interruption, failure, curtailment, stoppage or suspension in provision of any of the foregoing.

ARTICLE 10

USE

Lessee may use and occupy the Leased Premises for the purposes of office, warehousing, laboratory research and development, and light manufacturing usage and for no other purpose except as herein set forth. Lessee shall be solely responsible for securing, at its own cost and expense, all necessary permits and approvals for Lessee’s intended use prior to commencing occupancy of the Leased Premises. Lessee shall not (a) carry on or permit upon said premises any offensive, noisy or dangerous activity or business, or any nuisance or anything against public policy, or (b) use or allow the Leased Premises to be used for any illegal purpose, or in violation of any present or future federal, state or municipal law or ordinance.

ARTICLE 11

DELIVERIES

Lessee agrees that all deliveries to Lessee shall be made at such time and in such manner as not to unduly interfere with the use of the Building by the Lessor or other tenants of the Building and Lessee further agrees the Lessor, its managing agent or its supervisor, may, if they so elect, from time to time, after written notice thereof to Lessee, establish such other reasonable rules and regulations regarding the receipt of deliveries as they may deem appropriate and Lessee agrees to abide thereby.

ARTICLE 12

REPAIRS

Lessee agrees to act with reasonable care in its use and occupancy of the Leased Premises and the fixtures therein and shall at its sole cost and expense, make all such repairs thereto, including those necessitated by the negligence of Lessee, or any sublessee, their agents, employees or invitees or by the Lessee’s use of the Leased Premised in a manner contrary to the purposes for which same are leased to Lessee, as and when needed to preserve them in their condition at the Commencement Date, except for reasonable wear, tear and use, or damage by fire or other casualty (unless the negligence of Lessee or its agents, employees, contractors or invitees is a supervening cause). All damage or injury to the Leased Premises and to its fixtures, appurtenances and equipment or the Building of which the Leased Premises are a part, or to its fixtures, appurtenances and equipment caused by Lessee, its agents, employees, contractors or invitees or by Lessee moving property in or out of the Building or by installation or removal of furniture, fixtures or other property, shall be repaired, restored or replaced promptly by Lessee at its sole cost and expense, to the reasonable satisfaction of Lessor, reasonable wear and tear excepted. All such aforesaid repairs, restorations and replacements shall be in quality and class equal to the original work or installations, reasonable wear and tear excepted. If Lessee fails to make such repairs, restorations or replacements within a reasonable time after written notice from the Lessor, same may be made by Lessor at the reasonable expense of Lessee and such expense shall be collectable as Additional Rent. Lessee expressly will not cause any damage to the hallways or common areas of the Building or the Property, reasonable wear and tear excepted.

Except as specifically herein otherwise provided, Lessee agrees that from and after the date that possession of the Leased Premises is delivered to Lessee, and until the expiration of the Term hereof, it will use commercially reasonable efforts to keep neat and clean and maintain in good order, condition and repair, reasonable wear and tear excepted, the Leased Premises and every part thereof, including without limitation the interior portions of all doors, windows, and plate glass, fixtures and interior walls, floors, ceilings, signs (where permitted) and all wiring, electrical systems, plumbing, interior building appliances, HVAC, and similar equipment exclusively serving the Leased Premises. Lessee shall, at Lessee’s expense, use commercially reasonable efforts to repair and maintain (subject to the provisions of this Lease) the Leased Premises and any part and portion thereof from time to time to assure that the same are kept in first-class tenantable and attractive condition throughout the term of this Lease, reasonable wear and tear excepted. Lessee further agrees that the Leased Premises shall be kept in a clean, sanitary and safe condition in accordance with the laws of the Commonwealth of Massachusetts and local ordinances, and in accordance with all directions, rules and regulations of the Health Officer, Fire Marshal, Building Inspector and other proper officers of the governmental agencies having jurisdiction thereover. Lessee shall not permit or commit any waste to the Leased Premises, Building or Property.

Subject to Lessor’s obligations to repair and maintain HVAC in the Property, Lessor is not responsible for any repairs, maintenance or cleaning of the kitchen area, if any, within the Leased Premises. Subject to Lessor’s obligations to repair, maintain and provide HVAC in the Property, Lessee has the sole responsibility for maintaining and keeping in good repair the kitchen area and/or any appliances, reasonable wear and tear excepted.

Notwithstanding the foregoing, Lessor shall have the right, upon reasonable prior written notice to Lessee, to assume so much of the maintenance of the Leased Premises as Lessor, in its reasonable discretion deems necessary, provided that in doing so Lessor does not interrupt or interfere with the operation and conduct of Lessee’s business. To the extent that the Lessor elects, it shall charge Lessee the reasonable out-of-pocket cost of such repair or maintenance. All such undisputed charges shall be due and payable as Additional Rent hereunder within thirty (30) days of billing.

Lessee shall make no alterations or additions to the Leased Premises (reasonable wear and tear excepted) without the Lessor’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. All repairs shall be made subject to the provisions of Article 20. Lessor shall be responsible for maintenance and repair of the roof, foundation, and structure of the Building and Property except that for maintenance and/or repair caused by negligence or neglect or Lessee, its agents, employees, contractors or invitees. There shall be no abatement of Rent or liability of Lessee on account of any injury or interference with Lessee’s business with respect to any improvements, alterations or repairs made by Lessor to the Property or any part thereof.

Except as otherwise provided in Article 13 below, and subject to Lessee’s obligations in this Article 12 above, Lessor shall maintain and keep in reasonable condition, all Building systems, including life safety, sanitary, electrical, HVAC, plumbing, security or other systems, the Building foundation, the roof, Building structure, structural floor slabs and columns in good repair, order and condition. In addition, Lessor shall operate and maintain the common areas of the Property in substantially the same manner as comparable combination office and R&D facilities in the vicinity of the Leased Premises.

ARTICLE 13

CONDEMNATION

If the Building or a substantial part thereof shall be taken for any public use or condemned by any public authority (any of the foregoing, a “Taking”), then this Lease shall terminate at the election of the Lessor, provided written notice to terminate is mailed or otherwise provided within 45 days of the date of the Taking, but not otherwise; if the Leased Premises, or more than 20% thereof shall be so Taken, then this Lease shall terminate at the election of either Lessor or Lessee, provided written notice to terminate is mailed or otherwise provided within 45 days of the date of the Taking, but not otherwise. If part of the Leased Premises shall be subject to a Taking, and this Lease is not terminated as provided in this Article 13, the Rent payable hereunder during the unexpired Term shall be reduced to reflect Lessee’s diminished ability to use the Leased Premises. The Lessee hereby assigns to the Lessor all claims for damages on any such Taking except claims for insurance carried by the Lessee and claims for damages to fixtures/reserve personal property owned by Lessee, which are specifically reserved by Lessee.

ARTICLE 14

DAMAGE; DESTRUCTION

Damage. If the Leased Premises are destroyed or damaged in whole or part because of fire or other casualty or otherwise become not usable (“Casualty”), or if the Leased Premises are subject to a Taking, then unless this Lease is terminated in accordance with this Article 14 below or Article 13 above, Lessor shall restore the Building and/or the Leased Premises to substantially the same condition as existed immediately prior to the Casualty, or in the event of a partial Taking which affects the Building and the Leased Premises, restore the remainder of the Building and the Leased Premises not so Taken to substantially the same condition as is reasonably feasible.

Rights to Terminate. In the event that all the Leased Premises, or any material part thereof (i.e., more than 20% thereof or damages requiring more than nine (9) months from date of loss to repair), are subject to a Casualty, then this Lease may be terminated at the election of Lessor. Such election shall be made by the giving of written notice by Lessor to Lessee within thirty (30) days after the right of election accrues. If by such Casualty more than 20% of the floor area shall be rendered untenantable, or if the Leased Premises are so damaged as to create a material risk that Lessee’s property will be subject to loss, or if the damage to the Leased Premises are material and substantial and will take more than nine (9) months from date of Casualty to repair, then Lessee may at its option terminate this Lease by notice in writing to Lessor within thirty (30) days after the date of such damage or destruction. If Lessee exercises such option, this Lease shall terminate in the case of such damage or destruction on that date designated in its notice of termination, which shall not be less than fifteen (15) nor more than (30) days after the date of such notice.

Abatement of Rent. If this Lease is not terminated pursuant to the provisions of this Article 14, this Lease shall continue in force and a just proportion of the Rent reserved, according to the nature and extent of the damages sustained by the Leased Premises, shall be suspended or abated until the Leased Premises, or what may remain thereof, shall be put by Lessor in proper condition for use, which Lessor covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such destruction or damage and subject to zoning and building laws then in existence, plus the amount of any deductible under Lessor’s insurance, which Lessor shall contribute. “Net proceeds of insurance recovered or damages awarded” refers to the expenses of Lessor in connection with the collection of same, including without limitation, reasonable fees and expenses for legal and appraisal services. Lessor’s repair obligation shall be limited to the net proceeds of insurance only if (a) Lessor has maintained its insurance coverages as provided herein, and (b) Lessor uses commercially reasonable efforts to obtain insurance proceeds. If such “net proceeds of insurance recovered or damages awarded” are inadequate to restore the Leased Premises to substantially the condition they were in prior to the damage, then Lessee shall have the option of funding, at its own expense, the shortfall whereupon the Leased Premises shall to the extent feasible be substantially restored to such pre-existing condition.

Rights to Damages. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Lessor in all cases, except for damage to Lessee’s fixtures, property or equipment, and for damages, if any, awarded for relocation expenses and business interruption, provided that the same shall not reduce the damages or compensation which Lessor would otherwise recover. Lessee hereby grants to Lessor all of Lessee’s rights to such damages and covenants to deliver such further assignments thereof as Lessor may from time to time reasonably request.

ARTICLE 15

ASSIGNMENT AND SUBLETTING.

Lessee agrees not to assign or sublet this Lease without first obtaining on each occasion the consent in writing of Lessor (which consent shall not be unreasonably withheld, conditioned or delayed) and to reimburse Lessor promptly for reasonable legal expenses incurred by Lessor in connection with any request by Lessee for such consent (including, but not limited to, legal expenses incurred in connection with review and negotiation of any such proposed assignment or sublease). Lessee shall not offer or solicit offers to sublease or assign the Leased Premises or any portion thereon on rental terms that are below the then market rental terms without first obtaining Lessor’s written consent which shall not be unreasonably withheld, conditioned or delayed. If Lessee requests Lessor’s consent to an assignment or subletting, then Lessee shall provide Lessor with a written description of all terms and conditions of the proposal, copies of the proposed documentation, and the following information about the proposed assignee/sublessee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Leased Premises; banking, financial and other credit information; and general references sufficient to enable Lessor to determine the proposed assignee’s/sublessee’s creditworthiness and character. Notwithstanding anything contained herein, one-half of any rent received by Lessee in excess of the Rent payable by Lessee under Lease resulting from an assignment of lease or sublet of space will be paid as Additional Rent to Lessor. In the event Lessee notifies Lessor in writing of its intention to assign or sublet more than 50% of this Lease, Lessor shall have the right within thirty (30) days of receipt of such written notice from Lessee to terminate this Lease with respect to the portion of the Leased Premises intended to be so sublet, and recapture said portion of the Leased Premises with rights of access thereto. Lessee may, without Lessor’s consent, assign this Lease to a corporation or other entity owning a controlling interest in the voting capital stock of Lessee or to a corporation or other entity into which Lessee is merged, provided (a) Lessee gives Lessor prior written notice thereof and (b) such corporation or other entity thereupon assumes in writing all of Lessee’s obligations hereunder, or sublet to an affiliate. No assignment or subletting shall in any way impair the continuing primary liability of Lessee hereunder, and no consent to any assigning or subletting in a particular instance shall be deemed to be a waiver of the obligation to obtain the Lessor’s approval in the case of any other assignment or subletting.

ARTICLE 16

WAIVER OF SUBROGATION

The Lessor discharges and releases the Lessee to the extent of the Lessor’s insurance coverage, but only with respect to loss and damage occurring during such time as the Lessor’s policies of insurance shall contain an operative clause or endorsement providing that such discharge or release shall not effect the policy or the right of the Lessor to recover thereunder even if such fire or other Casualty may have been brought about by the fault or neglect of Lessee, its agents or employees, for or on account of any and all claims and liabilities arising out of any loss or damage during the term hereof, or any extension or renewal thereof, to any property of the Lessor caused by (1) fire and such risks as are customarily comprehended by the term “extended coverage” in endorsements to fire insurance, and (2) such other risks as are covered by insurance which the Lessor may desire to procure.

The Lessee discharges and releases the Lessor, to the extent of the Lessee’s insurance coverage, but only with respect to the loss and damage occurring during such time as the Lessee’s policies of insurance shall contain an operative clause or endorsement providing that such discharge or release shall not affect the policy or the right of the Lessee to recover thereunder, even if such fire of other casualty may have been brought about by the fault or neglect of the Lessor, its agents or employees, for or on account of any and all claims and liabilities arising out of any loss of damage during the term hereof, and any extension or renewal thereof, to any property of the Lessee caused by (1) fire and such risks as are customarily comprehended by the term “extended coverage” in endorsements to fire insurance policies, and (2) other risks as are covered by insurance which the Lessee may desire or be obligated to procure.

In consideration of the foregoing, each of the parties hereto agrees with the other party that it shall use commercially reasonable efforts to provide that such insurance policies as it may have in effect during the Term of the Lease or any extension or renewal thereof shall include a clause or endorsement which provides in substance that the insurance company waives any right of subrogation which it might otherwise have against the Lessor or the Lessee, as the case may be.

Upon demand, in writing, by either party hereto, the other party agrees to furnish to it a statement of the amount and type of such insurance coverage and the names of the insurance companies and to request its insurance companies to give notice to such other party of any cancellation or discontinuance of any part of such coverage.

ARTICLE 17

LESSOR’S RIGHT OF ENTRY

The Lessor, its agents, servants and employees shall have the right to enter the Leased Premises from time to time, reasonably and so as not to unduly interrupt the Lessee’s business, during the Term of the Lease and such further period as the Lessee may occupy the premises (a) upon twenty-four (24) hours notice to Lessee, except in the case of emergency and then without notice, to inspect the same and the machinery, pipes, wires, fixtures, and appurtenances therein or in the walls, floors, ceilings thereof, to inspect condition thereof, to determine whether the Lessee is in compliance with the provisions of this Lease, and, (b) upon forty-eight (48) hours written notice to Lessee, to use the Leased Premises or any part thereof for the purpose of making repairs, alterations, replacements, additions, or changes and providing protection in, to, for or about the Leased Premises or any part of the Building, which the Lessor may deem necessary or desirable, or which may be required by law, to exhibit the Leased Premises for the purposes of sale, mortgage, or reletting, to cure or prevent any Default by the Lessee, and whenever the Lessor deems, in the exercise of its reasonable judgment, it necessary or desirable to do so for the immediate safety and welfare of the Building or tenants therein.

ARTICLE 18

SUBORDINATION OF LEASE TO MORTGAGE

This Lease is and shall automatically be subject and subordinate to all mortgages and deeds of trust (collectively, “Encumbrance”) which may now or hereafter affect the Leased Premises; provided, however, (a) if the holder or holders of any such Encumbrance (“Holder”) shall require that this Lease be prior and superior thereto, then, upon written notice from Holder to Lessee, this Lease shall be automatically prior and superior to the lien of such Encumbrance without regard to the sequence of recordation, and (b) such subordination is subject to the requirement that such Holder agree not to disturb Lessee’s rights under this Lease, so long as Lessee is not in Default under the provisions of this Lease. Within ten (10) days after Lessor or Holder’s written request, Lessee shall use commercially reasonable efforts to execute any and all documents reasonably requested by Lessor or Holder further to effectuate and evidence such subordination of this Lease to any lien of the Encumbrance or to evidence the Holder’s election that this Lease be prior and senior to the Encumbrance. Notwithstanding anything to the contrary set forth in this Article 18, Lessee hereby attorns and agrees to attorn to the Holder and any person purchasing or otherwise acquiring the Leased Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such Encumbrance, which obligation to attorn shall survive any foreclosure of any Encumbrance; and Lessee agrees within ten (10) days after request of Holder or any such other person to use commercially reasonable efforts to execute a reasonable attornment agreement recognizing Holder or such other person as Lessor under this Lease and acknowledging that this Lease is and shall remain in full force and effect and binding upon Lessee notwithstanding any foreclosure of such Encumbrance.

Lessor shall use its reasonable best efforts to obtain a commercially reasonable non-disturbance agreement (“NDA’’) acceptable to Lessee in favor of Lessee (and if so requested, any sublease or transferee following any assignment or sublet under Article 15 above) from any current and future Holders (including any mortgagees) and other parties encumbering, and/or with superior interests to Lessee in, the Property, or any portion thereof, where such NDA shall provide, at minimum, that such third parties will not disturb Lessee’s peaceful occupancy and holding of the Premises under this Lease. The NDA may be included in the document that sets forth the subordination and attornment referenced above in this Article 18.

ARTICLE 19

SIGNS

Except as set forth below in this Article 19, Lessor has not granted to Lessee any right in or to the outerside of the outside walls of the Building of which the Leased Premises are a part, control of which is hereby reserved by Lessor. Lessee shall not display or erect any lettering, signs, advertisements, awnings, or other projections on the exterior of the Leased Premises or in the interior of the Leased Premises if visible from public way or another part of the Building of which the Leased Premises are a part without first obtaining the written consent of Lessor, such consent not to be unreasonable withheld, conditioned or delayed, and then only as specifically consented to.

In the event of a violation by Lessee of the provisions of this Article 19, Lessor may (but shall have no obligation to) remedy such violation without incurring liability to Lessee, and expense incurred by Lessor in connection therewith shall be payable by Lessee as Additional Rent.

Lessee shall have the right to install, at Lessee’s sole cost and expense, their company name on the entry door to the Leased Premises. In addition, Lessee can place a monument lawn sign at the entry to the Property along Huron Drive subject to Lessee’s compliance with all applicable laws, codes, regulations and ordinances governing same, and subject to Lessor’s prior written approval, which shall not be unreasonably withheld. Prior to any termination or expiration of this Lease, Lessee shall be responsible for the removal of Lessee’s sign (unless Lessor otherwise agrees in writing) and the repair of any damage caused by such removal. Notwithstanding any other provisions hereof, no other external signage shall be allowed.

ARTICLE 20

APPROVED ALTERATIONS AND REPAIRS

MECHANIC’S LIENS

Lessee shall make no alterations, installations, additions or improvements in or to the Leased Premises without Lessor’s prior written consent, which consent shall not be unreasonable withheld, conditioned or delayed.

If under the terms of the Lease Lessee is permitted or required to make repairs, alterations, installations, additions or improvements to the Leased Premises, any such repairs, alterations, installations or improvements shall be made only by contractors or mechanics approved by Lessor, which approval shall not be unreasonable withheld, conditioned or delayed, and in accordance with plans and specifications approved by Lessor, which approval shall not be unreasonable withheld, conditioned or delayed, and shall be made at Lessee’s sole expense and in compliance with all applicable codes, ordinances, regulations and permits. Lessee shall furnish Lessor with a copy of the building permit, if applicable, as well as copies of the insurance certificates from its contractor(s) prior to commencing any work. All such repairs, alterations, installations, improvements and additions shall become the property of the Lessor, provided however, all articles of personal property, and all business machinery and equipment and furniture owned or placed by Lessee at its expense in the Leased Premises shall remain the property of the Lessee and may be removed by Lessee at any time, provided that Lessee, at its expense, shall repair to the reasonable satisfaction of Lessor any damage to the Building caused by such removal, reasonable wear and tear excepted. Lessor may elect to require Lessee to remove all or any part of the aforedescribed personal property at the expiration of this Lease, in which event such removal shall be done at Lessee’s expense.

Notice is hereby given that Lessor shall not be liable for any labor or materials furnished or to be furnished to Lessee by any third party and that no mechanic’s or other lien for such labor or materials shall attach to or affect the reversion or other estate or interest of Lessor in and to the Leased Premises. Whenever and as often as any mechanic’s lien shall have been filed against the Leased Premises based upon any act or interest of Lessee or of anyone claiming through Lessee, or if any conditional bill of sale, chattel mortgage, security agreement or financing statement with respect thereto shall have been filed for or affecting any materials, machinery or fixtures used in the construction, renovations, repair or operation thereof or annexed thereto by Lessee or its successors in interest, Lessee shall forthwith use commercially reasonable efforts to take such action by bonding, deposit or payment as will remove or satisfy the lien, conditional bill of sale, chattel mortgage or other security interest, and in default thereof after the expiration of thirty (30) days’ notice to Lessee, Lessor may pay the amount secured by such mechanic’s lien, conditional bill of sale, chattel mortgage, security agreement or financing statement or discharge the same by deposit and the amount so paid or deposited shall be collectable as Additional Rent.

ARTICLE 21

SALE

Lessor shall have the right to sell or transfer the Building in which the Leased Premises are located. The term “Lessor” as used in this Lease means only the owner for the time being of the Leased Premises so that in the event of any sale, sales or transfers of the Building of which the Leased Premises are a part, the said transferring Lessor shall be and hereby is released from all covenants and obligations of the successor Lessor hereunder arising after the date of such sale, sales of transfers. Lessor specifically reserves the right to assign this Lease or to assign the proceeds of this Lease, or both. No such sale or transfer by Lessor shall reduce or terminate any rights or remedies of Lessee granted under this Lease or available at law or in equity.

ARTICLE 22

FAILURE TO DELIVER POSSESSION

If for any reason, Lessor is not able to deliver the Leased Premises to the Lessee at the time called for herein, the Rent shall be abated on a per diem basis until such time as delivery can be made. Such abatement of Rent shall be the Lessee’s sole and exclusive remedy at law or in equity for the Lessor’s inability to deliver the Leased Premises.

ARTICLE 23

LESSOR DEFAULT - 60 DAYS TO CURE

The Lessee agrees that the Lessor shall have a period of not more than sixty (60) days from the date of receipt of written notice from the Lessee of any default by the Lessor in the terms of this Lease to cure any such default, provided that the Lessor uses reasonable diligence to promptly commence and complete such cure; provided, however, that if the nature of Lessor’s obligation is such that more than sixty (60) days are required for its performance, then Lessor shall not be deemed to be in default if it shall commence such performance within such sixty (60) day period and thereafter diligently prosecute the same to completion. If Lessor defaults under this Lease, Lessee shall, if earlier requested by Lessor or any lender with respect to the Property, notify by registered or certified mail to any Holder covering the Leased Premises and offer such Holder a reasonable opportunity to cure the default, including time to obtain possession of the Leased Premises by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure.

ARTICLE 24

DEFAULT BY LESSEE

If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as a “Default”) shall happen:

(i)

Lessee shall default in the due and punctual payment of the Base Rent payable hereunder and such default shall continue for ten (10) calendar days after written notice by Lessor to Lessee of such default;

(ii)

Lessee shall default in the due and punctual payment of any Additional Rent payable hereunder and such default shall continue for ten (10) calendar days after written notice by Lessor to Lessee of such default;

(iii)

Lessee shall neglect or fail to perform or observe any other covenant herein contained on Lessee’s part to be performed or observed and Lessee shall fail to remedy the same within thirty (30) calendar days after written notice by Lessor to Lessee specifying such neglect or failure, or if such default of Lessee is of such a nature that Lessee cannot reasonably remedy the same within a thirty (30) day period, Lessee shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity and shall complete such remedy in no event later than sixty (60) calendar days after said notice to Lessee; or

(iv)	Lessee shall make an assignment for the benefit of creditors; or

(v)	Lessee’s leasehold interest in the Leased Premises shall be taken on execution or by other process of law; or

(vi)

Lessee shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present of future federal, state of other statue, law or regulation for the relief of debtors, or shall seek the consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Lessee or of all of any substantial part its properties or shall admit in writing its inability to pay its debts generally as they become due; or

(vii)

a petition shall be filed against Lessee in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal, state or other statue, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Lessee) trustee, receiver or liquidator of Lessee or of all or any substantial part of its properties or of the Leased Premises shall be appointed without the consent or acquiescence of Lessee and such appointment shall remain unvacated or unstayed for any aggregate on sixty (60) days (whether or not consecutive); or

(viii)

Lessor has given Lessee notice of default in the full and timely payment of any sums payable hereunder on two (2) or more occasions within the immediately preceding 12-month period (whether or not such default was cured following the giving of such notice);

then in any such case (1) if such Default of Lessee shall occur prior to the Commencement Date, this Lease shall, without further act on the part of Lessor, terminate, and (2) if such Default of Lessee shall occur after the Commencement Date, Lessor may terminate this Lease by notice to Lessee and this Lease shall come to an end on the date such notice is sent as fully and completely as if such date were the date herein originally fixed for the expiration of the Term of this Lease, and Lessee will then quit and surrender the Leased Premises to Lessor, but Lessee shall remain liable as hereinafter provided. All costs and expenses incurred by or on behalf of Lessor (including, without limitation, reasonable attorneys’ fees and expenses) occasioned by any Default of Lessee shall be paid by Lessee.

If this Lease shall have been terminated as a result of a Default as provided in this Article 24 or if any execution or attachment shall be issued against Lessee or any of Lessee’s property whereupon the Leased Premises shall be taken or occupied by someone other than Lessee, then Lessor may, to the extent legally permitted, without notice, re-enter the Leased Premises, either by force, by summary proceedings, ejectment or otherwise, and remove and dispossess Lessee and all other persons and any and all property from the same.

In the event of such termination for Lessee Default, Lessee shall pay the Base Rent, Additional Rent and other sums payable hereunder up to the time of such termination, and thereafter, Lessee until the end of what would have been the Term of the Lease in the absence of such termination, and whether or not the Leased Premises shall have been re-let shall be liable to Lessor for, and shall pay to Lessor, as liquidated current damages (“Liquidated Current Damages”):

(i)	the Base Rent, Additional Rent and other sums which would be payable hereunder if such termination had not occurred,

LESS

(ii)

the net proceeds, if any, of any reletting of the Leased Premises after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, reasonable legal expenses, reasonable attorneys’ fees, expenses of employees, alteration costs and expenses of preparation of such reletting.

Lessee shall pay such current damages to Lessor monthly on the days on which the Rent would have payable hereunder if this Lease has not been terminated, and the Lessor shall be entitled to receive the same from Lessee, on such day. In such circumstances, the Lessor shall use its reasonable best efforts to mitigate and minimize the amount of Liquidated Current Damages.

At any time after such termination for Lessee Default, whether or not Lessor shall have collected any such Liquidated Current Damages, Lessor shall be entitled to recover from Lessee and Lessee shall pay to Lessor, on demand, as liquidated final damages in lieu of all such Liquidated Current Damages beyond the date of such demand, an amount equal to the excess, if any, of

(1)

the Base Rent, Additional Rent and other sums as hereinbefore provided which would be payable hereunder from the date of such demand (or, if it be earlier, than the date to which Lessee shall have satisfied in full its obligation under this Article 24 to pay current damages) for what would be the then unexpired Term of this Lease if the same remained in effect.

OVER

(2)	the then fair net rental value of the Leased Premises for the same period.

If any statute or rule or law governing a proceeding in which such liquidated final damages are to be proved shall validly limit the amount thereof to an amount less than the amount above agreed upon, Lessor shall be entitled to the maximum amount allowable under such statute or rule of law.

In the case of any Default by Lessee, re-entry, expiration and dispossession by summary proceeding or otherwise, Lessor may (a) re-let the Leased Premises or any part or parts thereof, either in the name of the Lessor or otherwise, for a term or terms which may at Lessor’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term of the Lease (b) may make such reasonable alterations, repairs and decorations in the Leased Premises as Lessor, in its reasonable judgment, considers advisable and necessary for the purpose of reletting the Leased Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Lessee from liability hereunder as aforesaid. Lessor shall in no event be liable in any way whatsoever for failure to re-let the Leased Premises, or, in the event that the Leased Premises are re-let, for failure to collect rent thereof, under such re-letting, provided, however, nothing in this article shall be construed to relieve Lessor of its obligation to mitigate damages as required by Massachusetts law and this Lease.

ARTICLE 25

INSURANCE; INDEMNIFICATION

Lessee agrees that it will procure and maintain during the Term of this Lease, at its own expense, in an insurance company or companies with an AM Best rating of no less than A- VII comprehensive general liability insurance, including the Lessor as an additional insured, covering the Lessee against all claims, loss or liability due to bodily injury, including loss of life and property damage in, on or about the Leased Premises, and the approaches, exit ways, sidewalks and common areas appurtenant thereto, in amounts not less than $2,000,000.00 for injury or death to any one person and in the aggregate amount of not less than $2,000,000.00 in any one accident, not less than $2,000,000.00 for property damage. Lessee shall also maintain “All Risk” property insurance (including vandalism, malicious mischief, inflation and sprinkler leakage endorsement) on Lessee’s personal property located on or in the Leased Premises together with any improvement or alteration which Lessor is not obligated to repair, in the full amount of the replacement cost, as the same may from time to time increase as a result of inflation or otherwise and shall name Lessor as a loss payee. The Lessee shall deposit certificates of insurance for said policy or policies of insurance and renewals or duplicates with the Lessor, or may effect such insurance under a blanket policy covering the Leased Premises and other locations and deliver a certificate thereof to Lessor. Said policy or policies, or certificates shall contain a provision that said insurance shall not be canceled or terminated without thirty (30) days prior written notice to the Lessor. Lessee shall furnish Lessor with such evidence of payment of the premiums for said insurance as Lessor may reasonably require. If Lessee fails to procure and maintain the insurance required hereunder, Lessor may, but shall not be required to, order such insurance at Lessee’s expense and Lessee shall reimburse Lessor. Such reimbursement shall include all amounts incurred by Lessor, including reasonable attorneys’ fees and costs, court costs and fees and costs of experts, with interest thereon at the Interest Rate (as defined in Article 26 below).

Lessor shall maintain all risk property and, if applicable, sprinkler damage insurance in an insurance company or companies with an AM Best rating of no less than A- VII covering the full replacement cost of the Building. Lessor shall further procure and maintain commercial general liability insurance in an insurance company or companies with an AM Best rating of no less than A-VII with a single loss limit of not less than $2,000,000.00 for bodily injury and property damage with respect to the Property.

In addition, Lessee shall not do or permit to be done any act or thing upon the Leased Premises which will invalidate or be in conflict with the Massachusetts standard form of fire, boiler, sprinkler, water damage or other insurance policies covering the Building and other than as permitted in Article 10 above will not bring or keep anything else on the Leased Premises which shall increase the rate of any such Lessor insurance policy. Lessee shall comply, in the conduct of its business and in the installation of any repairs, alterations, installations, improvements or additions to the Leased Premises, with all rules, orders, regulations or requirements of the Boston Board of Fire Underwriters or any other body having a similar function and exercising jurisdiction over the Leased Premises.

Lessee shall protect, defend, indemnify and hold Lessor and Lessor’s agents free and harmless from and against any and all damage, loss, liability or expense including reasonable attorneys’ fees and costs, court costs and fees and costs of experts (“Losses”) suffered directly or indirectly or by reason of any claim, cause of action, suit or judgment brought by or in favor of any third party (“Claims”) for damage, loss or expense due to, but not limited to, bodily injury and property damage sustained by such third party to the extent arising out of, occasioned by or in any way attributable to (x) injury or damage occurring upon the Leased Premises due to an act or omission of Lessee, its agents, employees, contractors or invitees, (y) the use or occupancy of the Property or any part thereof and adjacent areas by the Lessee, (iii) the acts or omissions of the

Lessee or Lessee’s agents, except to the extent caused by the negligence or willful misconduct of, or breach of this Lease by, Lessor or Lessor’s agents, employees, contractors, representatives or affiliates (all the foregoing along with the Lessor, the “Lessor Parties”). Lessee agrees that the indemnity obligations assumed herein and in other provisions of this Lease shall survive the expiration or earlier termination of the Term of this Lease.

Lessor shall protect, defend, indemnify and hold Lessee, and Lessee’s affiliates along with and its and their respective employees, contractors, agents, invitees, and representatives, free and harmless from and against any and all Losses suffered directly or indirectly or by reason of any Claim for damage, loss or expense to the extent arising out of, occasioned by or in any way attributable to the negligence or willful misconduct of any Lessor Party or the breach of this Lease by the Lessor.

ARTICLE 26

OTHER REMEDIES

No right or remedy herein conferred upon or reserved to Lessor or Lessee is intended to be exclusive of any other right or remedy herein or by law provided, but each shall be cumulative and in addition to every other right or remedy given herein, now or hereafter existing at law or in equity, or by statute. If Lessee shall Default in the performance of any covenant required to be performed by it under this Lease, Lessor may perform the same for the account and at the expense of Lessee after first giving notice to Lessee of such Default and a reasonable time to cure the same. If Lessor at any time is compelled to pay money or to do any act which will require the payment of money by reason of the failure of Lessee to comply with any provision hereof after reasonable notice (which shall be no less than fifteen (15) business days), or if Lessor is compelled to incur any expense of instituting, prosecuting or defending any action or proceeding instituted by reason of any Default of Lessee hereunder, the reasonable sum or sums so paid by Lessor shall be due from Lessee to Lessor as Additional Rent on the next date following the incurring of such expense upon which a regular monthly rental payment is made. Any Rent or other amount not paid by Lessee to Lessor when due hereunder shall bear interest at the lesser of (a) the rate of twelve percent (12%) per annum or (b) the maximum rate permitted by Applicable Law (with such rate of interest sometimes referred to herein as the “Interest Rate”) from the date due until paid.

ARTICLE 27

NO WAIVER

No agreement to make or accept any surrender, change, modification, waiver, termination, discharge, release or cancellation of this Lease or to relieve Lessee of any obligation or liability under this Lease shall be valid unless in writing signed by Lessor and, to the extent that it shall materially and adversely affect the rights of any mortgagee, also be consented to by such mortgagee. The delivery of keys to any employee of Lessor or Lessor’s agent shall not by itself operate as a termination of this Lease or a surrender of the Leased Premises.

The failure of Lessor or of Lessee to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all force and effect of any original violation. The receipt by Lessor of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provisions of this Lease shall be deemed to have been waived by Lessor or by Lessee unless such waiver be in writing signed by the party to be charged.

No payment by Lessee or receipt by Lessor of a lesser amount than a monthly installment of Base Rent (or Additional Rent) shall be deemed to be other than on account of the earliest such installment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Base Rent (or Additional Rent) be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 28

SURRENDER

Upon the expiration of the Term or other termination of this Lease, Lessee shall remove all of its property and shall quit and surrender to Lessor the Leased Premises, in a reasonably clean condition and in their condition at the Commencement Date, except for reasonable wear, tear, and use, or damage by fire or other casualty (unless negligence of Lessee, its agents, employees, contractors or invitees is a supervening cause). Lessee’s obligation to observe or perform this covenant shall survive the expiration of the Term or other termination of Lease, provided Lessor notifies Lessee within sixty (60) days after such expiration or termination of Lessee’s failure to comply with the provisions of this Article 28, specifying therein the respects in which Lessee has failed to comply.

ARTICLE 29

CAPTIONS AND AMENDMENTS

The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof. No amendment to this Lease shall be effective unless in writing and signed by the Lessor and the Lessee.

ARTICLE 30

METHOD OF GIVING NOTICE

Except as otherwise herein provided, any bill, statement, request, notice or communication which may be desired or required to be given, made or rendered shall be in writing and deemed sufficiently given, made or rendered if sent by registered or certified mail, return receipt requested or sent by nationally recognized overnight courier service or by any method of service authorized by law. Any such bill, statement, request, notice or communication by Lessor to Lessee shall be addressed to the Lessee at the Leased Premises: 3 Huron Drive, Natick MA, 01760.

Any such bill, statement, request, notice or communication by Lessee to Lessor shall be addressed to 3 HURON INVESTMENTS LLC, c/o R.W. Holmes Realty Co., Inc., 321 Commonwealth Road, Suite 202, Wayland, Massachusetts 01778. Either Lessor or Lessee may at anytime change its address for the aforesaid purposes by notice thereof given to the other party in the same manner.

ARTICLE 31

SEVERABILITY

If any provision of this Lease or portion of such provision or the application thereof to any person, entity or circumstance is held invalid, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons, entities or circumstances shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is invalid, there be added, as a part of this Lease, a clause or provision as similar in terms to such invalid clause or provision as may be possible and be legal, valid and enforceable.

ARTICLE 32

MASSACHUSETTS LAW

This Lease shall be deemed to have been executed in the Commonwealth of Massachusetts and shall be construed in accordance with the law of said Commonwealth, without application of any conflicts of law provisions that would otherwise apply the substantive law of any other jurisdiction.

ARTICLE 33

CONSENT OR APPROVAL

Both Lessor and Lessee agree that whatever the consent or approval by either party is required hereunder, that approval or consent, as the case may be, shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 34

OPTION TO EXTEND

If Lessee is not otherwise in Default at both the time of notice and the time of extension of the initial Term, Lessee may extend this Lease for one (1) additional term of four (4) years at ninety-five percent (95%) of the then “fair market rent” as defined in Exhibit C. Lessee must notify Lessor in writing no later than twelve (12) months before the expiration of the initial Term of this Lease of its intention to exercise this option. The delivery of any extension notice shall constitute an irrevocable election by Lessee to extend the Term of the Lease upon the terms, covenants and conditions set forth herein. The terms, covenants and conditions applicable to any extension term shall be the same terms, covenants and conditions of this Lease except that (a) Lessee shall not be entitled to any further option to extend except as set forth in this Article 34; and (b) the monthly Base Rent for the extension term shall be determined in accordance with Exhibit C.

ARTICLE 35

OTHER PROVISIONS

Subject to Lessor fulfilling its obligations under Article 2 and Article 40 and the Building, including the Leased Premises, being in usable condition, Lessee accepts the Leased Premises and the Building in an “as is” condition.

Should the Lessee improperly remain in possession of all or any part of the Leased Premises after the expiration of the Term without express written consent of Lessor, the Lessee shall be deemed a tenant at sufferance required to pay an amount equal to one and a half times ( 1.5x) the monthly Rent payable during the last month of the Term as use and occupancy. In no event will any such use and occupancy be prorated for any portion of a month. In addition, Lessee shall indemnify, defend and hold Lessor harmless in connection with all damages, costs, losses, suits, actions and/or claims sustained by Lessor or brought or asserted against Lessor by any third party, arising or resulting from the failure of Lessee, or any party claiming by, through or under Lessee, to vacate the Leased Premises in the time and manner required under the Lease. The provisions of this Article 35 shall survive any expiration or termination of the Lease.

Lessee agrees to abide by such reasonable written rules and regulations of the Property provided to Lessee, as they may from time to time be changed by Lessor upon reasonable prior written notice to Lessee.

3 HURON DRIVE is a non-Smoking facility. Smoking is not permitted anywhere within the Building including individual offices.

There is no overnight winter parking of more than two (2) vehicles permitted on the property.

Neither party shall record this Lease nor a short form memorandum thereof. This Lease, which includes all exhibits hereto, sets forth the entire agreement and understanding between the parties with regard to the subject matter hereof, and there are no agreements or representations, written or oral, between the parties regarding such subject matter, except as expressed herein. Except as otherwise provided herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto. This Lease may be executed in counterparts, each of which shall be an original, but all counterparts shall constitute one (1) instrument.

The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that only the original Lessor named herein shall be liable for obligations accruing before the beginning of the Term, and thereafter the original Lessor named herein and each successive owner of the Leased Premises shall be liable only for obligations accruing during the period of its ownership. The obligations of Lessor shall be binding only upon the assets of Lessor that comprise the Property but neither upon other assets of Lessor nor upon Lessor personally nor on anyone signing on behalf of Lessor.

Other than for Lessee’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party (collectively “Force Majeure”). In no event shall financial inability of a party be deemed to be Force Majeure.

ARTICLE 36

HAZARDOUS MATERIALS

Lessee, at its sole cost, shall comply with and cause its agents to comply with applicable law (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated under either) relating to the storage, use and disposal of any hazardous material, hazardous waste, hazardous substance, hazardous constituent, toxic or radioactive matter, including those materials identified in the federal Hazardous Materials Transportation Act, as amended; the federal Resource Conservation and Recovery Act, as amended (“RCRA”); those substances defined as “hazardous wastes” in the Massachusetts Hazardous Waste Facility Siting Act, as amended (Massachusetts General Laws Chapter 21D); and those substances defined as “hazardous materials” or “oil” in Massachusetts General Laws Chapter 21E, as amended (collectively, “Toxic Materials”). If Lessee or Lessee’s agents desire to store, use or dispose of any Toxic Materials in, on or about the Property (other than the storage and use of reasonable quantities of customary office supplies), Lessee shall first request and obtain Lessor’s approval (which shall not be unreasonably withheld, conditioned or delayed) to such proposed storage, use or disposal in writing, which request must be made at least ten (10) days prior to the storage, use or disposal thereof in, on or about the Leased Premises. If Lessee’s activities violate or create a risk of violation of any applicable law, Lessee shall cease such activities immediately upon notice from Lessor. Whether or not Lessor is aware or approves of the storage, use or disposal of any Toxic Material by Lessee or Lessee’s agents, Lessee shall be solely responsible for and shall defend, indemnify and hold Lessor and Lessor agents harmless from and against all claims, costs and liabilities, including reasonable attorneys’ fees and costs, court costs and fees and costs of experts, arising out of or in connection with the storage, use, generation, transportation, disposal or release of Toxic Materials by Lessee or Lessee’s agents, including any such claims, costs, damages and liabilities (including reasonable attorneys’ fees and costs, court costs and fees and costs of experts) arising out of or in connection with any investigation, testing, remediation, removal, clean-up, monitoring and/or restoration services, work, materials and equipment necessary to return the Leased Premises and any other property of whatever nature to their condition existing prior to the storage, use, generation, transportation, disposal or release of Toxic Materials by Lessee or Lessee’s agents in, on or about the Leased Premises or the Property, and otherwise satisfactorily to investigate and remediate the contamination arising therefrom to the reasonable satisfaction of Lessor and all governmental authorities. If at any time during or after the Term of this Lease, Lessee becomes aware of any injury, investigation, administrative proceeding, or judicial proceeding regarding the storage, use or disposition of any Toxic Materials by Lessee or Lessee’s agents on or about the Leased Premises or the Property, of any spill or unauthorized discharge of Toxic Materials or of any condition constituting an imminent hazard under any applicable law, Lessee shall immediately give Lessor written notice advising Lessor of the same. The provisions of this Article 36 shall survive any termination of this Lease.

ARTICLE 37

BROKERAGE

The brokers named herein, R.W. Holmes Realty Co., Inc. and SVN Parsons Commercial Group warrant that they are duly licensed as such by the Commonwealth of Massachusetts, and join in this Lease and become a party hereto, insofar as any provisions of this Lease expressly apply to them, and to any amendments or modifications or such provisions to which they agree in writing. Lessor agrees to pay the above-named Brokers upon the Commencement Date a fee for professional services as agreed. Lessee and Lessor agree to defend, indemnify and hold the other party and its agents free and harmless from and against any and all liabilities or expenses, including reasonable attorneys’ fees and costs, court costs and fees and costs of experts, arising out of or in connection with claims made by any broker or individual not specified in this Article 37 for commissions or fees resulting from such party’s dealings with such other broker or individual.

ARTICLE 38

CONFIDENTIALITY

Lessor acknowledges and agrees to hold (a) any and all information of any kind provided by, or on behalf of Lessee along with (b) any information observed by Lessor or any other Lessor Party, while on the Leased Premises or otherwise, respecting Lessee or its business, operations, personnel, capabilities, technology, finances, intellectual property, customers, vendors, lenders, stockholders, current, former or prospective business partners, and the like (all the foregoing, “Lessee Information”) confidential and not to disclose such to any third parties except for the specific Lessee Information that is explicitly permitted under this Lease elsewhere to be disclosed by Lessor to a third party and to use Lessee Information only for purposes of performing Lessor’s obligations and exercising its rights under this Agreement (and no other purpose). Where Lessor is explicitly permitted under the Lease to disclose specific Lessee Information to third parties, it shall only do so after is as entered into a binding and enforceable agreement with such third party(ies) containing confidentiality and non-use terms consistent with those contained in this Article 38 and shall only disclose the permitted specific Lessee Information (and no other Lessee Information). Lessee Information shall not include information which Lessor can show through documentary evidence: (i) is generally known to the public at the time of disclosure or observation by Lessor; (ii) becomes generally known to the public after disclosure hereunder other than by breach of this Lease (including this Article 38) by Lessor (or any third party to which Lessor disclosed Lessee Information pursuant to the terms of the Lease); (iii) is provided to Lessor by a third party who is lawfully entitled to possession of such Lessee Information and who does not violate any obligation to Lessee by providing such Lessee Information to the Lessor free of restriction, or (iv) is independently developed by employees or agents of the Lessor without the use of Lessee Information. In the event that Lessor is required by court order or governmental authority or other legal compulsion to disclose Lessee Information, Lessor shall promptly inform Lessee in writing so that Lessee may seek a protective order or other appropriate remedy. Lessor shall, if so requested, cooperate with Lessee in connection with Lessee’s efforts to obtain any such order or other remedy. In the event that no such protective order or other remedy is obtained, then Lessee may furnish only that portion of the Lessee Information which Lessor is advised by counsel that it is legally required to disclose and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the Lessee Information. It is understood and agreed that damages alone might not be an adequate remedy for the breach of this Article 38 by Lessor, and in addition to any other rights and remedies under this Lease or available at law or in equity, Lessee shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach, without any requirement to post bond or other security or demonstrate monetary damages. The provisions of this Article 38 shall survive any termination of this Lease.

ARTICLE 39

ESTOPPEL CERTIFICATE

Lessee shall within twelve (12) business days following written request by Lessor execute and deliver to Lessor any reasonable documents, including estoppel certificates, in the form prepared by Lessor (a) certifying the date of commencement of this Lease, (b) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (c) stating the dates to which Rent and any other amounts payable hereunder have been paid and the amount of any unforfeited security deposit then held by Lessor, (d) certifying that no Defaults exist as of such date, or, if there are any Defaults, stating the nature of such Defaults, (e) acknowledging that there are not, to Lessee’s knowledge, any uncured defaults on the part of Lessor, or, if there are uncured defaults on the part of the Lessor, stating the nature of such uncured defaults, (f) acknowledging that Lessee does not have any claim or right of offset against Lessor (or if Lessee does have any such claim or right of offset, the nature of such claim or right of offset), and (g) setting forth such other matters as may reasonably be requested by Lessor. Lessee’s failure to deliver an estoppel certificate within twelve (12) business days after delivery of Lessor’s written request therefor shall be conclusive upon Lessee (u) that this Lease is in full force and effect, without modification except as may be represented by Lessor, (v) that there are now no uncured defaults in Lessor’s performance, (w) that no Rent has been paid in advance, (x) that Lessee has no claims or rights of offset against Lessor, (y) that no Defaults then exist, and (z) that such other matters as were set forth in such estoppel certificate as prepared by Lessor are true and correct; provided, further, that such failure shall constitute a breach of this Lease.

ARTICLE 40

IMPROVEMENTS

Lessee shall be entitled to the Initial Improvement Allowance (as defined in Exhibit D) for costs incurred by Lessee with respect to the design and construction of Lessee’s initial improvements to the Leased Premises (the “Improvements”). Lessor and Lessee hereby acknowledge and agree that if, during the latter of (1) the period of construction of the Improvements or (2) six (6)) months following the Commencement Date (a) the Leased Premises or Building is not in compliance with applicable laws and regulations, (b) there are defects (latent or otherwise) in the Leased Premises or Building, including, without limitation, the roof, foundation, exterior walls, structural portions of the Building, and the base heating, ventilation, air conditioning, electrical, plumbing or mechanical systems serving the Building or Leased Premises, or (c) Toxic Materials (including asbestos) are determined to be located in, on or under the Building or Leased Premises, then, in each case, upon receipt of notice of the foregoing from Lessee to Lessor, Lessor shall either (x) subject to Lessee’s written agreement to do so, authorize Lessee to repair, replace, remove, remedy and/or remediate such matters in conjunction with constructing the Improvements and in compliance with applicable laws, and reimburse Lessee for any and all actual, documented costs and expenses incurred by Lessee in connection therewith, or (y) at Lessor’s sole cost and expense, promptly commence to repair, replace, remove, remedy and/or remediate the foregoing in compliance with applicable laws. Additionally, if Lessor takes corrective action with respect to the foregoing which action reasonably interferes with Lessee’s use of the Leased Premises or construction of the Improvements, Base Rent and Additional Rent shall be abated on a day-for-day basis for each day of such interference.

ARTICLE 41

EXPANSION

Lessee shall have a right of first offer (“ROFO”) to lease additional space as it becomes available in the Building (“ROFO Space”) during the initial Term of the Lease, provided (a) Lessee is the party originally named herein or a permitted affiliate assignee, (b) Lessee actually occupies and operates its business in at least 80% of the Leased Premises, (c) no event of Default of the Lessee’s obligations hereunder beyond all applicable notice and cure periods exists as of the date of exercise of the rights described in this Article 41. For purposes hereof, the ROFO Space will be available when it is vacant or otherwise ready, in Lessor’s commercially reasonable judgment, to be marketed by Lessor to third parties other than the then existing tenant or then current occupant thereof. Lessor shall give Lessee prompt written notice of the availability of the ROFO Space. Lessee shall have twenty (20) days from the receipt of Lessor’s notice to notify Lessor whether Lessee wishes to lease the ROFO Space. Except for the length of lease term thereof, the lease for the ROFO Space will be on substantially similar terms to this Lease. To exercise the ROFO, a minimum term of five (5) years will be required for the existing Leased Premises and ROFO Space, such space leases to be co-terminus. If, in any particular instance, Lessee does not exercise its ROFO, after the ROFO Space in question has been leased by Lessor to a third party, if the ROFO Space should again become available, Lessee shall again have the first right to lease with respect thereto as set forth in this Article 41.

ARTICLE 42

TERMINATION

Lessee can terminate this Lease (with no penalty) after forty-two (42) months by providing Lessor at least twelve (12) months’ advance written notice. If Lessee does not terminate the Lease, then Lessor will credit $10,000 to Lessee which will be applied toward month forty-three (43) of the Lease.

[Signatures to follow]

SIGNED AND SEALED THE DAY AND YEAR FIRST MENTIONED ABOVE.

LESSEE:		LESSOR:

Allurion Technologies, Inc.		3 Huron Investment, LLC

By:	/s/ Shantanu K. Gaur	By:	/s/ Garry R. Holmes
Title:	CEO	Garry R. Holmes, President
Duly Authorized

Enclosed:

Exhibit A - Floor Plan

Exhibit B - Legal Description

Exhibit C - Fair Market Value

Exhibit D - Improvement Allowance

EXHIBIT B

LEGAL DESCRIPTION

3 HURON DRIVE

Natick, Massachusetts

All of the buildings, structures and other improvements located at 3 Huron Drive, Natick, Middlesex County, Massachusetts situated on Lot 256 on Land Court Plan No. 5784-11 filed with Certificate No. 166073 in Registration Book 960, Page 123 with the Land Registration Office of the Middlesex South District Registry of Deeds, said Lot 256 being a portion of the premises described in said Certificate No. 166073.

1.	Subject to a Layout and Taking by the Town of Natick of Huron Drive as set forth in Document No. 365272.

2.	Subject to a Layout and Taking by the Town of Natick of Erie Drive as set forth in Document No. 365273.

3.	Subject to the perpetual right and non-exclusive easement for utility purposes as set forth in a Grant of Easement from Sage Laboratories, Inc. to the Town of Natick, Document No. 686064.

4.	Subject to Decision of Natick Planning Board, dated June 15, 1985 granting Site Plan Approval and Special Permit as set forth in Document No. 688451.

5.	Subject to Decision of Natick Zoning Board of Appeals dated July 18, 2003 granting a variance, as set forth in Document No. 1291185.

6.

Subject to Ground Lease between Sage Laboratories, Inc., as Landlord and 3 Huron Investments, LLC, as Tenant dated August __, 2004, and filed with Middlesex South Registry District of the Land Court as Document No.             .

EXHIBIT C

FAIR MARKET RENTAL VALUE

Within a reasonable time after Lessor’s receipt of Lessee’s written notice of exercise of Lessee’s option to extend (which notice to extend must be received by Lessor prior to the deadline for same set forth herein), Lessor shall send written notice to Lessee of Lessor’s determination of the fair market rent during the option period. In the event Lessee does not accept Lessor’s determination of fair market rent, then Lessee shall deliver written notice of objection to Lessor within ten (10) business days of Lessee’s receipt of Lessor’s notice of determination (the “Objection Period”). The failure of Lessee to deliver such written notice of objection to Lessor during the Objection Period shall be deemed acceptance by Lessee of Lessor’s determination of fair market rent. If the parties cannot in good faith agree within ten (10) business days of Lessee’s written notice of objection (the “Negotiation Period”) on the fair market rental to be paid by the Lessee during any option period, the same shall be determined as follows:

(a)

The Lessor and Lessee shall each select a neutral, MAIA certified real estate appraiser or reputable commercial real estate broker with at least five (5) years’ experience in the Natick area real estate market to determine said fair market rental, within twenty (20) days of the end of the Negotiation Period. The fair market rental agreed upon by said appraisers/brokers shall be the Rent to be paid by Lessee and accepted by Lessor during such option period.

(b)

If either Lessor or Lessee fails to timely appoint an appraiser or broker, the appraiser or broker appointed by one of them shall reach a decision, notify Lessor and Lessee thereof, and such appraiser’s or broker’s decision shall be binding upon Lessor and Lessee.

(c)

In the event the aforesaid appraisers/brokers cannot agree on the fair market rental by said 20th day, they shall immediately appoint a third neutral, MAIA certified real estate appraiser or reputable commercial real estate broker, and the decision of the majority of the three appraisers/brokers shall govern. Such determination shall be binding upon Lessor and Lessee.

(d)	The cost of the appraisers/brokers shall be paid by Lessor and Lessee equally.

(e)

If for any reason the determination of fair market rental rate has not been completed prior to the commencement of the renewal term, Lessee shall pay as monthly Base Rent an amount equal to the Base Rent applicable immediately prior thereto plus fifty cents ($.50) per square foot, and if such fair market rental rate is thereafter fixed or readjusted in a different amount by the appraisers or agreement of the parties as provided above, such new fair market rental rate shall take effect retroactively back to the commencement of the renewal term. In the event the fair market rental rate is determined to be higher, Lessee shall within thirty (30) days after such determination pay to Lessor that sum which is accrued and underpaid as a result of such retroactive application. In the event the fair market rental rate is determined to be lower, Lessor shall apply the sum which is accrued and overpaid as a result of such retroactive application to the next installment of monthly Base Rent due.

EXHIBIT D

IMPROVEMENT ALLOWANCE

The Lessor is contributing to Lessee an improvement allowance (the “Initial Improvement Allowance”) of $70.000. Lessor must spend the Initial Improvement Allowance on costs related to the construction of the Improvements (as defined in Article 40 of the Lease).

As part of the Improvements, Lessor shall provide new carpet for the office area and rear section of the Leased Premises as noted on the attached plan. In addition, the Lessor will paint the walls in the Leased Premises, and provide selective demolition (to be mutually agreed upon). The Lessor will add wall between the R&D lab space and the administrative cubicle area, as noted on the attached plan. The Initial Improvement Allowance will be used to fund Lessor’s activities related to the Improvements under this Exhibit D. Lessor shall not charge Lessee any administration and supervision fee in connection with Lessor’s work on the Improvements. The Leased Premises will be available on or about March 1, 2020 for work to commence work on the Improvements and Lessee to inspect the Building and the Leased Premises.

Promptly following mutual execution of the Lease but prior to Lessor commencing any work under this Exhibit D, Lessor shall submit to Lessee, for its consent, a detailed construction plan, specifying materials to be used, renderings and schematics for the initial Improvements described above (the “Initial Improvement Plan”). Following Lessee’s consent to the Initial Improvement Plan, Lessor shall exercise all reasonable efforts to have their general contractor bid and substantially complete the work for the Initial Improvements by April 1, 2020. Lessee shall have the right to inspect the Initial Improvements as they are being made.

Lessor shall proceed with and complete the construction of the Improvements described above. As soon as such improvements have been Substantially Completed, Lessor shall notify Lessee in writing of the date that the Improvements were Substantially Completed. The Improvements shall be deemed substantially completed (“Substantially Completed”) when only punch list items remain which do not prevent in any material way the use of the Improvements for the purposes for which they were intended.

If the Initial Improvement Allowance exceeds $70,000, then Lessee will reimburse Lessor within thirty (30) days of the Improvements being substantially completed.

3706364.3/MTBA-JRP